Exhibit 10.2

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE SOLD OR TRANSFERRED WITHOUT COMPLIANCE WITH THE REGISTRATION OR QUALIFICATION PROVISIONS OF APPLICABLE FEDERAL AND STATE SECURITIES LAWS OR APPLICABLE EXEMPTIONS THEREFROM.

THE HOLDER HEREOF SHOULD CONTACT THE RESPONSIBLE OFFICER OF THE ISSUER AT THE ISSUER’S PRINCIPAL OFFICE, CURRENTLY 18455 SOUTH FIGUEROA STREET, LOS ANGELES, CALIFORNIA 90248, TO OBTAIN THE INFORMATION RELATED TO THIS NOTE’S ORIGINAL ISSUE DISCOUNT CALCULATIONS. THIS LEGEND IS INTENDED TO SATISFY THE ORIGINAL ISSUE DISCOUNT REPORTING REQUIREMENTS UNDER TREASURY REGULATIONS SECTION 1.1275-3.

Convertible Senior Secured Promissory Note

[$_________]	New York, New York

[August __, 2022]

FOR VALUE RECEIVED, the undersigned (together with each other Person who becomes an issuer by execution of a joinder to the Securities Purchase Agreement, each an “Issuer” and collectively the “Issuers”), hereby jointly and severally, and unconditionally, promise to pay to [________] (“Holder”) at the office of the Holder at [___________], or at such other place as Holder may from time to time designate in writing to Parent, in lawful money of the United States of America and in immediately available funds, the principal sum of [______________________] Dollars ($[________]). This Convertible Senior Secured Promissory Note (this “Note”) is issued in accordance with the provisions of that certain Securities Purchase Agreement dated as of the date hereof, among the Issuers, various financial institutions as are, or may from time to time become, party thereto as lenders (including without limitation Holder), FF Simplicity Ventures LLC, as administrative and collateral agent (in such capacity, “Agent”) (as amended, restated, supplemented or otherwise modified from time to time, the “Securities Purchase Agreement”) and is entitled to the benefits and security of the Securities Purchase Agreement and the other Financing Documents, and reference is hereby made to the Securities Purchase Agreement for a statement of the terms and conditions under which the Note evidenced hereby is required to be repaid. All capitalized terms used herein (which are not otherwise specifically defined herein) shall be used in this Note as defined in the Securities Purchase Agreement.

The outstanding principal balance of the portion of the Note evidenced by this Note shall be due and payable as provided for in the Securities Purchase Agreement.

Section 1. Definitions.

“Beneficial Ownership Limitation” shall have the meaning set forth in Section 3(d).

“Buy-In” shall have the meaning set forth in Section 3(c)(v).

“Conversion” shall have the meaning ascribed to such term in Section 3(a).

“Conversion Date” shall have the meaning set forth in Section 3(a).

“Conversion Price” shall have the meaning set forth in Section 3(b).

“Conversion Shares” means, collectively, the shares of Common Stock issuable upon conversion of this Note in accordance with the terms hereof.

“Note Register” shall have the meaning set forth in Section 2(c).

“Dilutive Issuance” shall have the meaning set forth in Section 4(b).

“Dilutive Issuance Notice” shall have the meaning set forth in Section 4(b).

“Equity Conditions” means, each of the days during the period in question, (a) the Issuer shall have duly honored all conversions and redemptions scheduled to occur or occurring by virtue of one or more Notices of Conversion of the Holder, if any, (b) the Issuer shall have paid all liquidated damages and other amounts owing to the Holder in respect of this Note, (c)(i) there is an effective Registration Statement pursuant to which the Holder is permitted to utilize the prospectus thereunder to resell all of the shares of Common Stock issuable pursuant to the Transaction Documents (and the Issuer believes, in good faith, that such effectiveness will continue uninterrupted for the foreseeable future) or (ii) all of the Conversion Shares issuable pursuant to the Transaction Documents (and shares issuable in lieu of cash payments of interest) may be resold pursuant to Rule 144 without volume or manner-of-sale restrictions or current public information requirements as determined by counsel to the Issuer, (d) the Common Stock is trading on a Trading Market and all of the shares issuable pursuant to the Transaction Documents are listed or quoted for trading on such Trading Market (and the Issuer believes, in good faith, that trading of the Common Stock on a Trading Market will continue uninterrupted for the foreseeable future), (e) there is a sufficient number of authorized but unissued and otherwise unreserved shares of Common Stock for the issuance of all of the shares then issuable pursuant to the Transaction Documents, (f) there is no existing Event of Default and no existing event which, with the passage of time or the giving of notice, would constitute an Event of Default, (g) the issuance of the shares in question to the Holder would not violate the limitations set forth in Section 3(d) and Section 3(e) herein, (h) there has been no public announcement of a pending or proposed Fundamental Transaction or Change of Control Transaction that has not been consummated and (i) the applicable Holder is not in possession of any information provided by the Issuer, any of its Subsidiaries, or any of their officers, directors, employees, agents or Affiliates, that constitutes, or may constitute, material non-public information.

“Exempt Issuance” means the issuance of (a) shares of Common Stock or options to employees, officers or directors of the Issuer pursuant to any stock or option plan duly adopted for such purpose, by a majority of the non-employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose for services rendered to the Issuer, (b) securities upon the exercise or exchange of or conversion of any Securities issued hereunder and/or other securities exercisable or exchangeable for or convertible into shares of Common Stock issued and outstanding on the date of this Agreement, provided that such securities have not been amended since the date of this Agreement to increase the number of such securities or to decrease the exercise price, exchange price or conversion price of such securities (other than in connection with stock splits or combinations) or to extend the term of such securities, and (c) securities issued pursuant to acquisitions or strategic transactions approved by a majority of the disinterested directors of the Issuer, provided that any such issuance shall only be to a Person (or to the equityholders of a Person) which is, itself or through its subsidiaries, an operating Issuer or an owner of an asset and shall provide to the Issuer additional benefits in addition to the investment of funds, but shall not include a transaction in which the Issuer is issuing securities primarily for the purpose of raising capital or to an entity whose primary business is investing in securities.

“Fundamental Transaction” shall have the meaning set forth in Section 4(e).

“Interest Conversion Rate” means the lesser of (a) the Conversion Price or (b) 90% of the lowest VWAP for the 5 consecutive Trading Days ending on the Trading Day that is immediately prior to the date on which interest is paid in shares of Common Stock.

“Interest Conversion Shares” shall have the meaning set forth in Section 2(a).

“Interest Notice Period” shall have the meaning set forth in Section 2(a).

“Interest Payment Date” shall have the meaning set forth in Section 2(a).

“Interest Share Amount” shall have the meaning set forth in Section 2(a).

“Issuable Maximum” shall have the meaning set forth in Section 3(e).

“Make-Whole Amount” shall have the meaning set forth in Section 3(c)(i).

“Notice of Conversion” shall have the meaning set forth in Section 3(a).

“Registration Statement” means a registration statement covering the resale of the Underlying Shares by each Holder.

“Share Delivery Date” shall have the meaning set forth in Section 3(c)(ii).

“Trading Day” means a day on which the principal Trading Market is open for trading.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange (or any successors to any of the foregoing).

“Tranche A Financing” means any closing of the Tranche A Notes (as defined in the Purchase Agreement).

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b) if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Purchasers of a majority in interest of the Securities then outstanding and reasonably acceptable to the Issuer, the fees and expenses of which shall be split by the Issuer and the Purchasers.

Section 2. Interest.

(a) The Issuer shall pay interest to the Holder on the aggregate unconverted and then outstanding principal amount of this Note (including any Make-Whole Amount payable upon conversion of this Note) at the rate of 10% per annum, payable quarterly on January 1, April 1, July 1 and October 1, beginning on the first such date after the Closing Date, on each Conversion Date and on the Maturity Date (each such date, an “Interest Payment Date”) (if any Interest Payment Date is not a Business Day, then the applicable payment shall be due on the next succeeding Business Day), in cash or, at the Issuer’s option, in duly authorized, validly issued, fully paid and non-assessable shares of Common Stock (the “Interest Conversion Shares”) at the Interest Conversion Rate (the dollar amount to be paid in shares, the “Interest Share Amount”) or a combination thereof; provided, however, that payment in shares of Common Stock may only occur if (i) all of the Equity Conditions have been met (unless waived by the Holder in writing) on the applicable Interest Payment Date (the “Interest Notice Period”) and through and including the date such shares of Common Stock are actually issued to the Holder, (ii) the Issuer shall have given the Holder notice in accordance with the notice requirements set forth below (other than the Make-Whole Amount which shall require notice from the Company within three (3) Trading Days of a Notice of Conversion), (iii) as to any Interest Share Amount, the effective rate of interest shall be calculated at 15% per annum and (iv) as to interest only but not the Make-Whole Amount, at least 5% of interest must be paid in cash. Notwithstanding anything to the contrary, during any periods that the Note is outstanding and an Event of Default is occurring, the interest rate shall be 15% per annum if paid in cash only and 18% if paid in cash and stock otherwise as set forth above.

(b) Subject to the terms and conditions herein, the decision whether to pay interest hereunder in cash, shares of Common Stock or a combination thereof shall be at the sole discretion of the Issuer. Prior to the commencement of any Interest Notice Period, the Issuer shall deliver to the Holder a written notice of its election to pay interest hereunder on the applicable Interest Payment Date either in cash, shares of Common Stock or a combination thereof (other than with respect to any Make-Whole Payment which election shall be made within three (3) Trading Days of the applicable Conversion Date). During any Interest Notice Period (or after the election is made in connection with a Make-Whole Payment), the Issuer’s election (whether specific to an Interest Payment Date or continuous) shall be irrevocable as to such Interest Payment Date. Subject to the aforementioned conditions, failure to timely deliver such written notice to the Holder shall be deemed an election by the Issuer to pay the interest on such Interest Payment Date in cash.

(c) Interest shall be calculated on the basis of a 360-day year, consisting of twelve 30 calendar day periods, and shall accrue daily commencing on the Closing Date until payment in full of the outstanding principal, together with all accrued and unpaid interest, liquidated damages and other amounts which may become due hereunder, has been made. Payment of interest in shares of Common Stock (other than the Interest Conversion Shares issued prior to an Interest Notice Period) shall otherwise occur pursuant to Section 3 herein and, solely for purposes of the payment of interest in shares, the Interest Payment Date shall be deemed the Conversion Date. Interest shall cease to accrue with respect to any principal amount converted, provided that, the Issuer actually delivers the Conversion Shares within the time period required by Section 3(c) herein. Interest hereunder will be paid to the Person in whose name this Note is registered on the records of the Issuer regarding registration and transfers of this Note (the “Note Register”). Except as otherwise provided herein, if at any time the Issuer pays interest partially in cash and partially in shares of Common Stock to the holders of the Notes, then such payment of cash shall be distributed ratably among the holders of the then-outstanding Notes based on their (or their predecessor’s) initial purchases of Notes pursuant to the Purchase Agreement.

(d) All overdue accrued and unpaid interest to be paid hereunder shall entail a late fee at an interest rate equal to the lesser of 18% per annum or the maximum rate permitted by applicable law (the “Late Fees”) which shall accrue daily from the date such interest is due hereunder through and including the date of actual payment in full. Notwithstanding anything to the contrary contained herein, if, on any Interest Payment Date the Issuer has elected to pay accrued interest in the form of Common Stock but the Issuer is not permitted to pay accrued interest in Common Stock because it fails to satisfy the conditions for payment in Common Stock set forth in Section 2(a) herein, then, at the option of the Holder, the Issuer, in lieu of delivering either shares of Common Stock pursuant to this Section 2 or paying the regularly scheduled interest payment in cash, shall deliver, within three (3) Trading Days of each applicable Interest Payment Date, an amount in cash equal to the product of (x) the number of shares of Common Stock otherwise deliverable to the Holder in connection with the payment of interest due on such Interest Payment Date multiplied by (y) the highest VWAP during the period commencing on the Interest Payment Date and ending on the Trading Day prior to the date such payment is actually made.

Section 3. Conversion.

(a) Voluntary Conversion. At any time after the date that hereof until this Note is no longer outstanding, this Note shall be convertible, in whole or in part, into shares of Common Stock at the option of the Holder, at any time and from time to time (subject to the conversion limitations set forth in Section 3(d) and Section 3(e) hereof) (each a “Conversion”). The Holder shall effect conversions by delivering to the Issuer a Notice of Conversion, the form of which is attached hereto as Annex A (each, a “Notice of Conversion”), specifying therein the principal amount of this Note to be converted, the Make-Whole Amount (as defined below) and the date on which such conversion shall be effected (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date shall be the date that such Notice of Conversion is deemed delivered hereunder. No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. To effect conversions hereunder, the Holder shall not be required to physically surrender this Note to the Issuer unless the entire principal amount of this Note, plus all accrued and unpaid interest thereon, has been so converted in which case the Holder shall surrender this Note as promptly as is reasonably practicable after such conversion without delaying the Issuer’s obligation to deliver the shares on the Share Delivery Date. Conversions hereunder shall have the effect of lowering the outstanding principal amount of this Note in an amount equal to the applicable conversion. The Holder and the Issuer shall maintain records showing the principal amount(s) converted and the date of such conversion(s). The Issuer may deliver an objection to any Notice of Conversion within one (1) Business Day of delivery of such Notice of Conversion. The Holder, and any assignee by acceptance of this Note, acknowledge and agree that, by reason of the provisions of this paragraph, following conversion of a portion of this Note, the unpaid and unconverted principal amount of this Note may be less than the amount stated on the face hereof.

(b) Conversion Price. The conversion price in effect on any Conversion Date shall be equal to $[______]1, subject to adjustment herein (the “Conversion Price”); provided, however, in the event that the effective price per share (i.e. conversion price) at which shares of Common Stock are issued or issuable in connection with any Tranche A Financing [after the date hereof (or after August 19, 2022 with respect to up to $31 million of additional Notes committed on or prior to August 17, 2022)]2 is less than [117.647]3% of the Conversion Price (the “Base Share Price”), then the Conversion Price shall be reduced, and only reduced, to equal [85% of]4 the Base Share Price, subject to adjustment hereunder (and if the Tranche A Financing is undertaken in multiple tranches or closings with different effective prices, such adjustment shall be to the lowest effective price at which such securities are issued).

[1]	Note to Draft: To be $2.2865 (for the Initial Bridge Notes and up to $31 million of additional Notes that are committed on or prior to August 17, 2022 and funded on or prior to August 19, 2022) and $2.69 (for all other Notes).

[2]	Note to Draft: To only be inserted for Initial Bridge Notes.

[3]	Note to Draft: To only be inserted for Initial Bridge Notes.

[4]	Note to Draft: To only be inserted for Initial Bridge Notes.

(c) Mechanics of Conversion.

i. Conversion Shares Issuable Upon Conversion of Principal Amount. The number of Conversion Shares issuable upon a conversion hereunder shall be determined by the quotient obtained by dividing the outstanding principal amount of this Note to be converted by (y) the Conversion Price. Additionally, on each Conversion Date, the Company shall pay to the Holder, in cash, the sum of (A) all accrued interest on this Note to date plus (B) all interest that would otherwise accrue on such principal amount of this Note if such converted principal would be held to the Maturity Date (the amount in clause (B), (the “Make-Whole Amount”) minus (C) 50% of the original issue discount in respect of such converted portion of this Note; provided, however, at the election of the Company, such interest and Make-Whole Amount may be paid in a combination of cash and Common Stock, otherwise pursuant to the terms of Section 2.

ii. Delivery of Conversion Shares Upon Conversion. Not later than two (2) Trading Days after each Conversion Date (the “Share Delivery Date”), the Issuer shall deliver, or cause to be delivered, to the Holder (A) the Conversion Shares which, on or after the earlier of (i) the six month anniversary of the Closing Date to the extent permitted under the Securities Act or (ii) the Effective Date, shall be free of restrictive legends and trading restrictions (other than those which may then be required by the Purchase Agreement) representing the number of Conversion Shares being acquired upon the conversion of this Note and (B) a bank check in the amount of accrued and unpaid interest (if the Issuer has elected or is required to pay accrued interest in cash). On or after the earlier of (i) the six-month anniversary of the Closing Date to the extent permitted under the Securities Act or (ii) the Effective Date, the Issuer shall deliver any Conversion Shares required to be delivered by the Issuer under this Section 3 electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

iii. Failure to Deliver Conversion Shares. If, in the case of any Notice of Conversion, such Conversion Shares are not delivered to or as directed by the applicable Holder by the 3rd Trading Day following the Share Delivery Date, the Holder shall be entitled to elect by written notice to the Issuer at any time on or before its receipt of such Conversion Shares, to rescind such Conversion, in which event the Issuer shall promptly return to the Holder any original Note delivered to the Issuer and the Holder shall promptly return to the Issuer the Conversion Shares issued to such Holder pursuant to the rescinded Conversion Notice.

iv. Obligation Absolute; Partial Liquidated Damages. The Issuer’s obligations to issue and deliver the Conversion Shares upon conversion of this Note in accordance with the terms hereof are absolute and unconditional, irrespective of any action or inaction by the Holder to enforce the same, any waiver or consent with respect to any provision hereof, the recovery of any judgment against any Person or any action to enforce the same, or any setoff, counterclaim, recoupment, limitation or termination, or any breach or alleged breach by the Holder or any other Person of any obligation to the Issuer other than the terms hereof, and irrespective of any other circumstance (other than a violation of law) which might otherwise limit such obligation of the Issuer to the Holder in connection with the issuance of such Conversion Shares; provided, however, that such delivery shall not operate as a waiver by the Issuer of any such action the Issuer may have against the Holder. In the event the Holder of this Note shall elect to convert any or all of the outstanding principal amount hereof in accordance with the terms hereof, the Issuer may not refuse conversion based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of any other agreement or for any other reason (other than a violation of law), unless an injunction from a court, on notice to Holder, restraining and or enjoining conversion of all or part of this Note shall have been sought and obtained. In the absence of such injunction, the Issuer shall issue Conversion Shares or, if applicable, cash, upon a properly noticed conversion. If the Issuer fails for any reason to deliver to the Holder such Conversion Shares pursuant to Section 3(c)(ii) by the 3rd Trading Day following the Share Delivery Date, the Issuer shall pay to the Holder, in cash, as liquidated damages and not as a penalty, for each $1,000 of principal amount being converted, $5 per Trading Day for each Trading Day after such 3rd Trading Day following the Share Delivery Date until such Conversion Shares are delivered or Holder rescinds such conversion.

v. Compensation for Buy-In on Failure to Timely Deliver Conversion Shares Upon Conversion. In addition to any other rights available to the Holder, if the Issuer fails for any reason to deliver to the Holder such Conversion Shares by the 3rd Trading Day following the Share Delivery Date pursuant to Section 3(c)(ii), and if after such 3rd Trading Day following the Share Delivery Date the Holder is required by its brokerage firm to purchase (in an open market transaction or otherwise), or the Holder’s brokerage firm otherwise purchases, shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Conversion Shares which the Holder was entitled to receive upon the conversion relating to such 3rd Trading Day following the Share Delivery Date (a “Buy-In”), then the Issuer shall (A) pay in cash to the Holder (in addition to any other remedies available to or elected by the Holder) the amount, if any, by which (x) the Holder’s total purchase price (including any brokerage commissions) for the Common Stock so purchased exceeds (y) the product of (1) the aggregate number of shares of Common Stock that the Holder was entitled to receive from the conversion at issue multiplied by (2) the actual sale price at which the sell order giving rise to such purchase obligation was executed and (B) at the option of the Holder, either reissue (if surrendered) this Note in a principal amount equal to the principal amount of the attempted conversion (in which case such conversion shall be deemed rescinded) or deliver to the Holder the number of shares of Common Stock that would have been issued if the Issuer had timely complied with its delivery requirements under Section 4(c)(ii). For example, if the Holder purchases Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of this Note with respect to which the actual sale price of the Conversion Shares (including any brokerage commissions) giving rise to such purchase obligation was a total of $10,000 under clause (A) of the immediately preceding sentence, the Issuer shall be required to pay the Holder $1,000. The Holder shall provide the Issuer written notice indicating the amounts payable to the Holder in respect of the Buy-In and, upon request of the Issuer, evidence of the amount of such loss.

vi. Reservation of Shares Issuable Upon Conversion. The Issuer covenants that it will at all times reserve and keep available out of its authorized and unissued shares of Common Stock for the sole purpose of issuance upon conversion of this Note and payment of interest on this Note, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of Persons other than the Holder (and the other holders of the Notes), not less than such aggregate number of shares of the Common Stock as shall (subject to the terms and conditions set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Sections 3(d) and (e)) upon the conversion of the then outstanding principal amount of this Note and payment of interest hereunder. The Issuer covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly authorized, validly issued, fully paid and nonassessable and, if the Registration Statement is then effective under the Securities Act, shall be registered for public resale in accordance with such Registration Statement.

vii. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the conversion of this Note. As to any fraction of a share which the Holder would otherwise be entitled to purchase upon such conversion, the Issuer shall at its election, either pay a cash adjustment in respect of such final fraction in an amount equal to such fraction multiplied by the Conversion Price or round up to the next whole share.

viii. Transfer Taxes and Expenses. The issuance of Conversion Shares on conversion of this Note shall be made without charge to the Holder hereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such Conversion Shares, provided that the Issuer shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such Conversion Shares upon conversion in a name other than that of the Holder of this Note so converted and the Issuer shall not be required to issue or deliver such Conversion Shares unless or until the Person or Persons requesting the issuance thereof shall have paid to the Issuer the amount of such tax or shall have established to the satisfaction of the Issuer that such tax has been paid. The Issuer shall pay all Transfer Agent fees required for same-day processing of any Notice of Conversion and all fees to the Depository Trust Company (or another established clearing corporation performing similar functions) required for same-day electronic delivery of the Conversion Shares.

(d) [Holder’s Conversion Limitations. The Issuer shall not effect any conversion of this Note, and a Holder shall not have the right to convert any portion of this Note, to the extent that after giving effect to the conversion set forth on the applicable Notice of Conversion, the Holder (together with the Holder’s Affiliates, and any other Persons acting as a group together with the Holder or any of the Holder’s Affiliates (such Persons, “Attribution Parties”)) would beneficially own in excess of the Beneficial Ownership Limitation (as defined below). For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by the Holder and its Affiliates and Attribution Parties shall include the number of shares of Common Stock issuable upon conversion of this Note with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which would be issuable upon (i) conversion of the remaining, unconverted principal amount of this Note beneficially owned by the Holder or any of its Affiliates or Attribution Parties and (ii) exercise or conversion of the unexercised or unconverted portion of any other securities of the Issuer subject to a limitation on conversion or exercise analogous to the limitation contained herein (including, without limitation, any other Notes or the Warrants) beneficially owned by the Holder or any of its Affiliates or Attribution Parties. Except as set forth in the preceding sentence, for purposes of this Section 3(d), beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. To the extent that the limitation contained in this Section 3(d) applies, the determination of whether this Note is convertible (in relation to other securities owned by the Holder together with any Affiliates and Attribution Parties) and of which principal amount of this Note is convertible shall be in the reasonable discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether this Note may be converted (in relation to other securities owned by the Holder together with any Affiliates or Attribution Parties) and which principal amount of this Note is convertible, in each case subject to the Beneficial Ownership Limitation, and the Issuer shall have no obligation to verify or confirm the accuracy of such determination. In addition, a determination as to any group status as contemplated above shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder. For purposes of this Section 3(d), in determining the number of outstanding shares of Common Stock, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (A) the Issuer’s most recent periodic or annual report filed with the Commission, as the case may be, (B) a more recent public announcement by the Issuer, or (C) a more recent written notice by the Issuer or the Issuer’s transfer agent setting forth the number of shares of Common Stock outstanding. Upon the written or oral request of a Holder, the Issuer shall within two (2) Trading Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to the conversion or exercise of securities of the Issuer, including this Note, by the Holder or its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. The “Beneficial Ownership Limitation” shall be 4.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock issuable upon conversion of this Note. The Holder, upon notice to the Issuer, may increase or decrease the Beneficial Ownership Limitation provisions of this Section 3(d), provided that the Beneficial Ownership Limitation in no event exceeds 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon conversion of this Note held by the Holder and the Beneficial Ownership Limitation provisions of this Section 3(d) shall continue to apply. Any increase in the Beneficial Ownership Limitation will not be effective until the 61st day after such notice is delivered to the Issuer. The Beneficial Ownership Limitation provisions of this paragraph shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 3(d) to correct this paragraph (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation. The limitations contained in this paragraph shall apply to a successor holder of this Note.]5

[5]	To be removed for U.S. Holders upon written request to the Issuer prior to signing.

(e) Issuance Limitations. Notwithstanding anything herein to the contrary, if the Issuer has not obtained Shareholder Approval or the financial viability exception pursuant to NASDAQ Rule 5635(f) for the issuance of the Securities under the Purchase Agreement, then the Issuer may not issue, upon conversion of this Note, a number of shares of Common Stock which, when aggregated with any shares of Common Stock issued on or after the Closing Date and prior to such Conversion Date (i) in connection with the conversion of any Notes issued pursuant to the Purchase Agreement, and (ii) in connection with the exercise of any Warrants issued pursuant to the Purchase Agreement, would exceed 65,549,995 shares of Common Stock (subject to adjustment for forward and reverse stock splits, recapitalizations and the like) (such number of shares, the “Issuable Maximum”). The Holder and the holders of the other Notes issued pursuant to the Purchase Agreement shall be entitled to a portion of the Issuable Maximum in the following order of priority:

(1) First, 35% of the Issuable Maximum towards the issuance of the Conversion Shares underlying the Initial Bridge Notes (not to exceed $33.5 million in initial principal amount, and provided that such Initial Bridge Notes are committed on or before August 15, 2022 and funded on or prior to the earlier of (x) August 22, 2022 and (y) the date on which the Issuer’s Q2 2022 Form 10-Q is filed (or the following Business Day if such filing is after noon ET)) ratably based on the quotient obtained by dividing (x) the Holder’s original Subscription Amount for Initial Bridge Notes by (y) the aggregate original Subscription Amount of all holders of Initial Bridge Notes;

(2) Second, to the extent that any of the Issuable Maximum remains after the application of clause (1), towards the issuance of the Conversion Shares underlying the next $200 million of other Notes issued on or prior to October 15, 2022 pursuant to the Purchase Agreement (other than the Initial Bridge Notes) ratably based on the quotient obtained by dividing (x) the Holder’s original Subscription Amount for all such Notes other than the Initial Bridge Notes by (y) the aggregate original Subscription Amount of all holders of such Notes pursuant to the Purchase Agreement other than the Initial Bridge Notes;

(3) Third, to the balance of any of the Issuable Maximum that remains after the application of clauses (1) and (2), towards the issuance of Warrant Shares issuable upon exercise of the Warrants ratably based on the quotient obtained by dividing (x) the Holder’s original Subscription Amount for all Notes by (y) the aggregate original Subscription Amount of all holders of the Notes pursuant to the Purchase Agreement;

provided, however, the Holder may re-allocate its pro-rata portion of the Issuable Maximum among Notes and Warrants held by it in its sole discretion provided that such re-allocation will not change the aggregate portion of the Issuable Maximum within any category above. Such portion shall be adjusted upward ratably in the event a Purchaser no longer holds any Notes or Warrants and the amount of shares issued to such Purchaser pursuant to its Notes and Warrants was less than such Purchaser’s pro-rata share of the Issuable Maximum. The Company shall not issue to any Holder any portion of the Issuable Maximum other than in compliance with this Section 3(e).

(f) Transfer Restriction. Notwithstanding anything to the contrary in this Note, until the date that is six (6) months after the date hereof, the shares of Common Stock issued upon conversion of this Note may not be directly or indirectly transferred, pledged, sold or otherwise disposed of without the prior written consent of the Issuer (which written consent shall not be unreasonably withheld).

Section 4. Certain Adjustments.

(a) Stock Dividends and Stock Splits. If the Issuer, at any time while this Note is outstanding: (i) pays a stock dividend or otherwise makes a distribution or distributions payable in shares of Common Stock on shares of Common Stock or any Common Stock Equivalents (which, for avoidance of doubt, shall not include any shares of Common Stock issued by the Issuer upon conversion of, or payment of interest on, the Notes), (ii) subdivides outstanding shares of Common Stock into a larger number of shares, (iii) combines (including by way of a reverse stock split) outstanding shares of Common Stock into a smaller number of shares or (iv) issues, in the event of a reclassification of shares of the Common Stock, any shares of capital stock of the Issuer, then the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock (excluding any treasury shares of the Issuer) outstanding immediately before such event, and of which the denominator shall be the number of shares of Common Stock outstanding immediately after such event. Any adjustment made pursuant to this Section shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.

(b) Subsequent Equity Sales. If, at any time while this Note is outstanding, the Issuer or any Subsidiary, as applicable, sells or grants any option to purchase or sells or grants any right to reprice, or otherwise disposes of or issues (or announces any sale, grant or any option to purchase or other disposition), any Common Stock or Common Stock Equivalents entitling any Person to acquire shares of Common Stock at an effective price per share that is lower than the then Conversion Price (such issuances, collectively, a “Dilutive Issuance” and such effective price, the “Base Price”)) (if the holder of the Common Stock or Common Stock Equivalents so issued shall at any time, whether by operation of purchase price adjustments, reset provisions, floating conversion, exercise or exchange prices or otherwise, or due to warrants, options or rights per share which are issued in connection with such issuance, be entitled to receive shares of Common Stock at an effective price per share that is lower than the Conversion Price, such issuance shall be deemed to have occurred for less than the Conversion Price on such date of the Dilutive Issuance), then simultaneously with the consummation (or, if earlier, the announcement) of each Dilutive Issuance the Conversion Price shall be reduced to equal the Base Price. Notwithstanding the foregoing, no adjustment will be made under this Section 4(b) in respect of an Exempt Issuance or an adjustment under Section 4(a). The Issuer shall notify the Holder in writing, no later than the Trading Day following the issuance of any Common Stock or Common Stock Equivalents subject to this Section 4(b), indicating therein the applicable issuance price, or applicable reset price, exchange price, conversion price and other pricing terms (such notice, the “Dilutive Issuance Notice”). For purposes of clarification, whether or not the Issuer provides a Dilutive Issuance Notice pursuant to this Section 4(b), upon the occurrence of any Dilutive Issuance, the Holder is entitled to receive a number of Conversion Shares based upon the adjusted Conversion Price on or after the date of such Dilutive Issuance, regardless of whether the Holder accurately refers to the adjusted Conversion Price in the Notice of Conversion.

(c) [RESERVED]

(d) [RESERVED]

(e) Fundamental Transaction. If, at any time while this Note is outstanding, (i) the Issuer, directly or indirectly, in one or more related transactions effects any merger or consolidation of the Issuer with or into another Person, (ii) the Issuer (and all of its Subsidiaries, taken as a whole), directly or indirectly, effects any sale, lease, license, assignment, transfer, conveyance or other disposition of all or substantially all of its assets in one or a series of related transactions, (iii) any, direct or indirect, purchase offer, tender offer or exchange offer (whether by the Issuer or another Person) is completed pursuant to which holders of Common Stock are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted by the holders of more than 50% of the outstanding Common Stock, (iv) the Issuer, directly or indirectly, in one or more related transactions effects any reclassification, reorganization or recapitalization of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property, or (v) the Issuer, directly or indirectly, in one or more related transactions consummates a stock or share purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with another Person whereby such other Person acquires more than 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by the other Person or other Persons making or party to, or associated or affiliated with the other Persons making or party to, such stock or share purchase agreement or other business combination) (each a “Fundamental Transaction”), then, upon any subsequent conversion of this Note, the Holder shall have the right to receive, for each Conversion Share that would have been issuable upon such conversion immediately prior to the occurrence of such Fundamental Transaction (without regard to any limitation in Section 3(d) or Section 3(e) on the conversion of this Note), the consideration (the “Alternate Consideration”) receivable as a result of such Fundamental Transaction by a holder of the number of shares of Common Stock for which this Note is convertible immediately prior to such Fundamental Transaction (without regard to any limitation in Section 3(d) or Section 3(e) on the conversion of this Note). For purposes of any such conversion, the determination of the Conversion Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one (1) share of Common Stock in such Fundamental Transaction, and the Issuer shall apportion the Conversion Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Fundamental Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any conversion of this Note following such Fundamental Transaction.

(f) Calculations. All calculations under this Section 4 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be. For purposes of this Section 4, the number of shares of Common Stock deemed to be issued and outstanding as of a given date shall be the sum of the number of shares of Common Stock (excluding any treasury shares of the Issuer) issued and outstanding.

(g) Notice to the Holder.

i. Adjustment to Conversion Price. Whenever the Conversion Price is adjusted pursuant to any provision of this Section 4, the Issuer shall promptly deliver to each Holder a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

ii. Notice to Allow Conversion by Holder. If (A) the Issuer shall declare a dividend (or any other distribution in whatever form) on the Common Stock, (B) the Issuer shall declare a special nonrecurring cash dividend on or a redemption of the Common Stock, (C) the Issuer shall authorize the granting to all holders of the Common Stock of rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (D) the approval of any stockholders of the Issuer shall be required in connection with any reclassification of the Common Stock, any consolidation or merger to which the Issuer(and all of its Subsidiaries, taken as a whole) is a party, any sale or transfer of all or substantially all of the assets of the Issuer, or any compulsory share exchange whereby the Common Stock is converted into other securities, cash or property or (E) the Issuer shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Issuer, then, in each case, the Issuer shall cause to be filed at each office or agency maintained for the purpose of conversion of this Note, and shall cause to be delivered to the Holder at its last address as it shall appear upon the Note Register, at least fifteen (15) calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of the Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of the Common Stock of record shall be entitled to exchange their shares of the Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange, provided that the failure to deliver such notice or any defect therein or in the delivery thereof shall not affect the validity of the corporate action required to be specified in such notice. The Holder shall remain entitled to convert this Note during the 15-day period commencing on the date of such notice through the effective date of the event triggering such notice except as may otherwise be expressly set forth herein.

Presentment, demand, protest and notice of presentment, demand, nonpayment and protest are each hereby waived by each Issuer.

[Notwithstanding anything to the contrary, at no time shall Holder (a) be given rights that would allow it to control Issuer; (b) have access to any material nonpublic technical information in the possession of Issuer; (c) have the right to appoint any member or observer to the board of directors of Issuer; or (d) be involved, other than through voting of shares, in the Issuer’s substantive decisionmaking regarding (i) the use, development, acquisition, safekeeping, or release of sensitive personal data of U.S. citizens that the Issuer maintains or collects; (ii) the use, development, acquisition, or release of critical technologies; or (iii) the management, operation, manufacture, or supply of covered investment critical infrastructure, to the extent Issuer at any time owns, operates, provides goods or service, or otherwise becomes involved in covered investment critical infrastructure. The terms in this paragraph are defined as they are defined in Section 721 of the U.S. Defense Production Act of 1950, as amended, and the regulations at 31 C.F.R Part 800, as they may be amended from time to time.]6

THIS NOTE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES. Whenever possible each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but in case any provision of or obligation under this Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. Whenever in this Note reference is made to Holder or an Issuer, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Note shall be binding upon each Issuer and its successors and assigns, and shall inure to the benefit of Holder and its successors and assigns.

In addition to and without limitation of any of the foregoing, this Note shall be deemed to be a Financing Document and shall otherwise be subject to all of general terms and conditions contained in Article 12 of the Securities Purchase Agreement, mutatis mutandis.

[signature page follows]

[6]	Note to Draft: To be inserted for non-U.S. Holders.

IN WITNESS WHEREOF, the undersigned have executed this Note the day and year first written above written intending to be legally bound hereby.

ISSUER:

FARADAY FUTURE INTELLIGENT ELECTRIC INC.

By:
Name:
Title:

Signature Page to Convertible Senior Secured Promissory Note

ANNEX A

NOTICE OF CONVERSION

The undersigned hereby elects to convert principal under the Convertible Senior Secured Note due 2026 of Faraday Future Intelligent Electric Inc., a Delaware corporation (the “Issuer”), into shares of common stock (the “Common Stock”), of the Issuer according to the conditions hereof, as of the date written below. If shares of Common Stock are to be issued in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Issuer in accordance therewith. No fee will be charged to the holder for any conversion, except for such transfer taxes, if any.

By the delivery of this Notice of Conversion the undersigned represents and warrants to the Issuer that its ownership of the Common Stock does not exceed the amounts specified under Section 4 of this Note, as determined in accordance with Section 13(d) of the Exchange Act.

The undersigned agrees to comply with the prospectus delivery requirements under the applicable securities laws in connection with any transfer of the aforesaid shares of Common Stock.

Conversion calculations:

Date to Effect Conversion:

Principal Amount of Note to be Converted:

Payment of Interest in Common Stock __ yes __ no

If yes, $_____ of Interest Accrued on Account of Conversion at Issue.

Number of shares of Common Stock to be issued:

Signature:

Name:

Address for Delivery of Common Stock Certificates:

Or

DWAC Instructions:

Broker No:_________________

Account No:_________________

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